Exhibit 99.1

Global Credit Research
Rating Action
14 APR 2004

Rating Action: Coventry Health Care, Inc.

MOODY’S UPGRADES COVENTRY HEALTH CARE, INC.’S SENIOR UNSECURED RATING TO Ba1 FROM Ba3; OUTLOOK STABLE

Moody’s Investors Service has upgraded the senior unsecured debt rating of Coventry Health Care, Inc. (Coventry) to Ba1 from Ba3. The senior implied rating and issuer rating of Coventry have also been upgraded to Ba1 from Ba3.

The rating upgrade is a result of the sustained improvement in Coventry’s operating performance combined with its membership and revenue growth over the last several quarters, and an expectation of continued improvement going forward, Moody’s says. The rating agency says these strengths are somewhat mitigated by Coventry’s appetite for acquisitions, its high percentage of government related business, the fact that its business expertise is concentrated in the hands of a few key members of top management at the company, and the risks associated with operating healthcare plans in 14 separate marketplaces. Moody’s outlook on the ratings is stable.

Moody’s believes that Coventry has substantially improved its operating performance over the last several quarters, contributing to a considerable rise in capital and liquidity. Coventry’s operating improvements have resulted from a combination of premium rate increases which have exceeded medical cost trends, operation efficiencies, and medical expense management, the rating agency says. Moody’s notes that the pricing function, which includes provider contracting and rate setting, is controlled by Coventry’s central actuarial department. Moody’s views this central oversight positively, as it mitigates some of the risk of operating in 14 distinct markets and provides for disciplined and consistent pricing. As a result, the company’s medical loss ratio has steadily declined to its current level of 81.2% in 2003.

The rating agency is somewhat concerned about the company’s ability to provide organic commercial membership growth over the next several years as a substantial portion of its growth over the last several years has been through acquisitions. Without new acquisitions to supply additional commercial membership, the potential exists for the Medicare and Medicaid segment to become an even larger portion of Coventry’s portfolio, which would be viewed negatively by Moody’s due to the potential regulatory risks associated with this business.

Moody’s notes that, along with a low debt to capital ratio, cash flow and the cash position at Coventry are strong, with the company targeting between $50 and $100 million in cash at the parent holding company. Coventry has used its earnings and cash flows to repurchase stock and build capital at its operating subsidiaries. The company reported NAIC risk based capital (RBC) equal to 196% of company action level requirements as of December 31, 2003.

The ratings upgrade assumes continued after tax operating margins of 3% to 4%, a debt to capital ratio of no greater than 20%, the maintenance of an RBC level of 150% or greater, dividend capacity from its regulated entities plus prescription rebates providing cash coverage of interest expense at the holding company level of at least 8 times, and no further debt financed acquisitions or stock repurchases. It further assumes the retention of the company’s key senior executives and the development of a succession plan by the end of 2004.

Moody’s states that the potential drivers of additional upward movement in Coventry’s rating could include consistent annual commercial membership growth of 3% to 5% in its existing markets with continued strong operating margins and no deterioration in other financial metrics, combined with a change in strategy to one less focused on acquisitions.

On the other hand, if the company engages in a significant acquisition that requires either debt financing or a significant capital infusion, if one or more of the key executives leaves the company, or if government business grows to represent 50% or more of revenues, then the company’s ratings could be lowered. Other factors that would place downward pressure on the rating would include a debt to capital ratio above 20%, an RBC level below 150%, or a significant change in Coventry’s competitive position in one of its top markets.

The following ratings were upgraded with a stable outlook:

Coventry Health Care, Inc.: Senior unsecured rating to Ba1 from Ba3; issuer rating to Ba1from Ba3; senior implied rating to Ba1 from Ba3.

Coventry Health Plans, Inc., headquartered in Bethesda, Maryland reported revenue of approximately $4.5 billion, total membership of 2.4 million, and $929 million of shareholders’ equity as of December 31, 2003.